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                                                                   Exhibit 10(v)




                              EMPLOYMENT AGREEMENT
                              --------------------



         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of April 1, 2002, by and between MERCHANTS INSURANCE COMPANY OF NEW HAMPSHIRE, INC., a New Hampshire stock insurance company (the "Company"), with an office at 250 Main Street, Buffalo, New York 14202, and STEPHEN C. JUNE, an individual (the "Executive") residing at 11745 Brandywine Drive, Brighton, Michigan 48114.

                             INTRODUCTORY STATEMENT

         The Company desires to employ the Executive as Chief Operating Officer and Executive Vice President of the Company, and the Executive desires to accept such employment, upon the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

         1.    TERM OF EMPLOYMENT

               a. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Executive, and the Executive accepts such employment, as Chief Operating Officer and Executive Vice President of the Company for the period beginning April 1, 2002, and continuing until March 31, 2005, or until earlier terminated as provided in this Agreement.

               b. This Agreement will automatically renew for a one year term upon its initial expiration and at the end of each renewal period, unless (i) this Agreement has terminated by its terms (other than as a result of the end of the initial three year term as set forth in Section 1(a)) or (ii) the Executive has voluntarily terminated his employment or (iii) the Executive's employment has been earlier terminated as provided in this Agreement or (iv) the Company provides to the Executive not less than six months prior written notice that this Agreement is not to be renewed.

         2.    DUTIES

               a. As Chief Operating Officer and Executive Vice President of the Company, the Executive shall perform such duties and discharge such responsibilities as (i) are stated in the by-laws of the Company, (ii) are set forth in the Executive's job description, which is attached to this Agreement as Exhibit A and made a part hereof and (iii) the Board of Directors of the Company (the "Board") may from time to time assign to the Executive.

               b. The Executive agrees to perform all duties and discharge all of his responsibilities in a faithful manner and to the best of his ability. The Executive agrees to devote his full business time and attention to the business and affairs of the Company and to use his best





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efforts to promote the interests of the Company. The Executive further agrees not to engage in any outside business concerns or activities without the written consent of the Board.

               c. The Executive shall report to the President of Merchants Group, Inc. a Delaware corporation ("MGI") which is the parent company of the Company and to the Board.

               d. The Executive will generally work from Monday to Thursday out of the Buffalo office of the Company and on Friday out of his Michigan home office. The Executive agrees to be available on Friday at the Buffalo office of the Company from time to time when the need arises or upon the request of the Company or the Board and to be available to travel on Company business elsewhere upon the request of the Company or the Board as the need arises.

         3.    COMPENSATION

               a. The Executive shall receive a monthly salary of $20,000 payable bi-weekly during the term of this Agreement. The Company shall deduct or withhold from such payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including, but not limited to, Social Security contributions and income tax withholdings).

               b. During the term of this Agreement, the Executive is entitled to receive as additional salary an amount substantially equal to what senior officers of Merchants Mutual Insurance Company (the "Mutual") receive as a contribution from the Mutual with respect to the 401(k) plan of the Mutual, if any, and as such plan may be amended from time to time, taking into account tax effects.

               c. During the term of this Agreement, the Executive is entitled to receive as additional salary an amount substantially equal to what senior officers of the Mutual receive with respect to premiums paid or reimbursed for health insurance and life insurance and other benefits and to receive equivalent sick leave (subject to Section 7).

               d. During the term of this Agreement, the Executive will receive each year a non-cumulative bonus within 30 days of the date fiscal year end results are publicly released for MGI equal to the product of (i) 80,000 and
(ii) the difference between the average of the last reported sale prices in the consolidated reporting system for American Stock Exchange listed securities for the Common Stock of MGI (or on any successor exchange or on any exchange where MGI is subsequently listed) for (A) the 20 business days immediately following the date fiscal year end results are first publicly released of each year and
(B) for the 20 business days immediately following the date fiscal year end results were publicly released for MGI for the immediately preceding year, provided that the average sales price calculated in this clause (B) shall be at least equal to the highest average sales price calculated for any year.
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Dividends and other distributions of MGI will not be taken into account in making the calculation in the foregoing sentence. The first bonus will be payable within 30 days of the date fiscal year end results are publicly released for MGI in 2003. For purposes of this subsection "business day" means any day which is not a Saturday, Sunday or a day when the stock exchange on which MGI is traded is closed.

               e. During the term of this Agreement, the Company will lease an automobile on the Executive's behalf in an amount not to exceed $700 per month. If in the Company's judgment it is in the best interests of the Company, a comparable automobile may be purchased by the Company for use by the Executive instead of providing a leased automobile. The Executive will be responsible at all times for maintaining the leased automobile in proper working order and in accordance with its manufacturer's specifications and for obtaining insurance in accordance with applicable state law in amounts and with coverage from an insurance company satisfactory to the Company. The costs associated for maintenance, insurance and gas for the automobile will be reimbursed to the Executive by the Company, provided the Executive accounts for such expenses in the manner prescribed by the Company. The Executive shall reimburse the Company at the rates set each year by the Internal Revenue Service for travel incurred by employees for business expenses for any personal use of the automobile. The Company shall provide one covered parking spot (which may not be exclusive) for use by the Executive within one block of the Company's Buffalo office.

               f. During the term of this Agreement, the Company shall provide the Executive with a furnished corporate apartment of the Executive's choosing located within 25 miles of the Company's Buffalo office, at a monthly rent not to exceed $1,300, subject to a 5% increase each year. The furnishings for the apartment shall be selected by the Executive, but may not exceed $450 per month for rented furnishings or $10,000 over the term of this Agreement for purchased furnishings. The furnishings will not be the property of the Executive. The Company shall pay for gas, electricity, cable television and basic telephone (including long distance) service for the apartment.

         4.    VACATION

               The Executive shall be entitled to take 20 paid days of vacation per calendar year on a non-cumulative basis to be taken at such times as are mutually agreed to between the Executive and the President of MGI. Unused vacation time may not be carried on to the next calendar year without the consent of the President of MGI and the Executive will not be reimbursed for unused vacation time when his employment ends.

         5.    REIMBURSEMENT FOR EXPENSES

               The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket business expenses which the Executive may from time to time actually incur on behalf of and at the request of the Company in the performance of his duties and





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discharge of his responsibilities under this Agreement, including his travel expenses between the Buffalo office and his home office in Michigan, provided that in all cases the Executive shall be required to account to the Company for such expenses in the manner prescribed by the Company.

         6.    TERMINATION OF EMPLOYMENT BY REASON OF DEATH

               If the Executive dies during the term of this Agreement, this Agreement shall terminate automatically as of the date of his death and the Company shall pay to the Executive's spouse, or if there is no spouse to the Executive's estate, the compensation set forth in Section 9.

         7.    TERMINATION OF EMPLOYMENT BY REASON OF DISABILITY

               a. If the Executive becomes temporarily disabled during the term of this Agreement, all of the Executive's rights under this Agreement will continue during any such period of temporary disability.

               b. If the Executive becomes permanently disabled, the Executive's employment will immediately terminate at the time such determination is made and the Executive will receive the compensation set forth in Section 9.

               c. The Executive shall be considered permanently disabled for purposes of this Agreement if: (i) in the opinion of the Board, the Executive is unable to perform the essential functions of his executive position in accordance with the terms of this Agreement due to physical or mental disability for six consecutive months or (ii) in the opinion of the Board, the Executive is unable to perform the essential functions of his executive position in accordance with the terms of this Agreement due to physical or mental disability for six months out of any twelve consecutive month period or (iii) in the opinion of a physician mutually selected by the Board and the Executive, or selected in accordance with the provisions of this Section 7(c), the Executive is permanently unable to perform the essential functions of his executive position in accordance with the terms of this Agreement due to physical or mental disability. If the Company and the Executive are unable to mutually agree upon the selection of a physician under clause (iii) above within five days of either party requesting the other to so agree, each party shall select a physician and the two physicians so selected shall promptly select a third physician who shall make such determination.

         8.    TERMINATION OF EMPLOYMENT FOR CAUSE

               a. The Company may, at its option, immediately terminate the Executive's employment in the event that the Executive does or causes to be done any of the following acts, each of which constitutes "cause" under this
Agreement: (i) the Executive fails to perform a material obligation under this Agreement, which failure is not cured within 20 days after receipt by the Executive of notice of such failure from the Company or the Board, (ii) the Executive is grossly negligent in the performance of his duties or in the discharge of his




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responsibilities under this Agreement, (iii) there is willful misconduct, fraud, breach of trust or dishonesty by the Executive in the performance of his duties or in the discharge of his responsibilities under this Agreement, (iv) the Executive is convicted of a felony or pleads nolo contendere to any felony criminal allegation or the Executive is convicted of a crime or pleads nolo contendere to any crime which could have the effect of causing the termination or suspension of any license, permit or authorization which MGI, the Company or any affiliate of either of them holds or (v) excessive absenteeism by the Executive not related to disability.

               b. Should the Executive's employment be terminated by the Company for cause, or if the Executive voluntarily terminates his employment with the Company, the Company's only obligation will be to pay the Executive his salary and other compensation under Sections 3(a), 3(b), 3(c) and 3(e) which has accrued as of the date of such termination, but not any other compensation, including, but not limited to, any bonus as set forth in Section 3(d) or any severance pay. Any outstanding balances owed to the Executive for reimbursement of business expenses pursuant to Section 5 which have accrued through the date of termination shall be paid to the Executive within a reasonable time. The Executive will not be entitled to any reimbursement of business expenses incurred after the date of termination. The Executive will immediately turn over possession to the Company of the automobile leased for his benefit under Section 3(e) and the apartment leased and furnishings leased or purchased for his benefit under Section 3(f) immediately upon termination of his employment under this Agreement, together with all keys, alarm codes, records and documentation related thereto.

               c. Nothing contained in this Section 8 shall in any way waive, restrict or prejudice the Company's rights and remedies in equity and at law against the Executive with respect to the matter for which the Executive's employment under this Agreement is terminated for cause.

         9.    TERMINATION WITHOUT CAUSE

               a. The Board, at its sole option, may terminate the Executive's employment with the Company and this Agreement at any time, for any reason or for no reason. If, however, the Board terminates the Executive's employment without cause or if the Executive is terminated under Section 7(c) as a result of his permanent disability or if the Executive's employment is terminated under
Section 6 by reason of his death, then the Executive's salary under Section 3(a), the bonus, if any, described in Section 3(d) and, except in the case of the Executive's death, the health insurance described in Section 3(c) will continue for 12 months from the date of termination as severance pay. In the event that the Company gives to the Executive the six month notice of non-renewal of this Agreement as set forth in Section 1(b), then the Executive will receive the same severance pay as set forth in the immediately preceding sentence, except that it will only continue for six months from the date of termination. The severance pay shall be payable as to timing, deductions, withholdings and contributions by employee in the same manner as if the Executive were still an employee of the Company. Any outstanding balances owed to the Executive for reimbursement of business expenses pursuant to



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Section 5 which have accrued through the date of termination shall be paid to the Executive within a reasonable time. The Executive will not be entitled to any reimbursement of business expenses incurred after the date of termination. The Executive will immediately turn over possession of the automobile leased for his benefit under Section 3(e) and the apartment leased and furnishings leased or purchased for his benefit under Section 3(f) immediately upon termination of his employment under this Agreement, together with all keys, alarm codes, records and documentation related thereto.

               b. During the continuation of the severance pay, the Executive shall, if and to the extent requested to do so by the Board, work to assist the Company in accomplishing a smooth transition to a new Chief Operating Officer and Executive Vice President.

         10.   NOTICES

               All notices required or permitted under this Agreement must be in writing and will be effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party may designate to the other in accordance with this Section 10.

         11.   CONFIDENTIALITY

               a. The Executive acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information (as hereinafter defined). The Executive agrees that he will not, during the term of this Agreement or at any time thereafter, disclose to others (other than on behalf of the Company in connection with his employment by the Company), or use for his benefit or the benefit of others, any Proprietary Information.

               b. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not copyrightable) owned, possessed or used by the Company or MGI or any affiliate of either of them, including, without limitation, any agent, policyholder or vendor information, apparatus, equipment, trade secret, business processes or other processes, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Executive in the course of his employment as a Executive to the Company.

               c. The Executive's obligations under this Section 11 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Executive or others of the terms of this Section 11 or similar confidentiality agreements or provisions, (ii) is generally disclosed to third parties by the





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Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board.

               d. Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

               e. The Executive represents that his retention as an employee with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

         12.   NON-COMPETITION; NON-SOLICITATION

               During the term of this Agreement and for a period one year thereafter (unless the Executive has been terminated under Section 9 or Section 1(b) in which case until one year after the period when severance pay is to be paid has ended, namely 12 months or 6 months), the Executive will not (a) engage in any activity that has a conflict of interest with the Company, MGI or any affiliate of either of them, including any competitive employment, business, or other activity, (b) assist any other person or organization that competes, or intends to compete, with the Company, MGI or any affiliate of either of them and
(c) solicit any business or pursue any business relationship, directly or indirectly, with any agents, employees, or officers of MGI the Company or any affiliate of any of them.

         13.   EQUITABLE RELIEF

               The Executive acknowledges that any breach of the provisions of Sections 11 or 12 will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Executive agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

         14.   GOVERNING LAW; VENUE

               This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims and disputes arising under this Agreement.




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         15.   ASSIGNMENT; BINDING EFFECT

               This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and may not be assigned by him.

         16.   ENTIRE AGREEMENT; AMENDMENTS

               The Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements or understandings, oral or written, express or implied, with respect to the subject matter of this Agreement. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party will be bound by or be liable for any alleged representation, promise or inducement not expressly set forth in this Agreement. This Agreement may not be modified or amended in any way unless in a writing signed by the Executive and a member of the Board on behalf of the Company.

         17.   SEVERABILITY

               In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions.

         18.   PRONOUNS

               Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         19.   WAIVER

               No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.




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         20.   COUNTERPARTS; FACSIMILE TRANSMISSION

               This Agreement may be executed in multiple counterparts, each of which will serve as an original, but all of which will constitute but one Agreement. For purposes of executing this Agreement, any signed documents transmitted by facsimile machine shall be treated in all manner and respects as an original document. The signature of either party transmitted by facsimile machine shall be considered to be an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties. At the request of either party, any executed document delivered by facsimile machine shall be re-executed by both parties in a "hard-copy" form. The parties hereby agree that neither of them will raise the use of a facsimile machine for the transmission of signatures as a defense to this Agreement and each party hereby waives such defense.

         21.   SURVIVAL

               The provisions of Sections 8(c), 10, 11, 12, 13 and 14 survive the termination of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.



                                    ------------------------------
                                    STEPHEN C. JUNE



                                    MERCHANTS INSURANCE COMPANY OF
                                     NEW HAMPSHIRE, INC.



                                    By:_____________________________
                                         Name:
                                         Title:


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                                    EXHIBIT A

                           DUTIES AND RESPONSIBILITIES


               a. Oversee the on-going operations of the Company, including attending and participating in meetings of the staff and management of the Company at which the operations, plans or strategy of the Company are discussed (regardless of whether these meetings are characterized as staff or management meetings of the Mutual Insurance Company, so long as any business, plans or strategy of the Company are to be discussed).

               b. Overseeing the development, execution and evolution of a business plan to reduce direct written premiums and improve the profitability of the Company and to verify on an ongoing basis that the business plan is vigorously pursued.

               c. Continuous review and modification of all underwriting, claims and other guidelines of the Company.

               d. Review all officers of the Company, other than the CEO of the Company, who are to report to the Executive.

               e. Review of budget and responsibility for its approval and any periodic deviations, subject to final Board approval.

               f. All powers and responsibilities customarily associated with the position of Chief Operating Officer and Executive Vice President.

               g. Report to the Board of Directors of the Company and of MGI on not less than a monthly basis.

               h. Report to the President of MGI on an ongoing basis.